Exhibit 10.11

EMPLOYMENT AGREEMENT

STEVEN RUSSELL, M.D.

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Steven Russell, M.D., an individual resident of the Commonwealth of Massachusetts (“Employee”), having an address of [***] and Beta Bionics, Inc., a Massachusetts public benefit corporation (the “Company”), having a principal place of business at 300 Baker Avenue, Suite 301, Concord, Massachusetts 01742.

WHEREAS, Company engages in the business of developing and bringing to market devices for controlling, raising, and lowering blood glucose for medical purposes, as well as other businesses as may be determined by the Board of Directors (the “Board”) on a case-by-case basis; and

WHEREAS, Company desires to employ Employee on the terms and subject to the conditions set forth herein, and Employee agrees to be employed by Company and provide services to Company on those terms and conditions; and

WHEREAS, Company has expended considerable funds, time, effort, and resources in the development of certain confidential, proprietary, and trade secret protected information, which must be maintained as confidential in order to ensure the success of Company’s business; and

WHEREAS, Company has expended considerable funds, time, effort, and resources in recruiting and training its workforce; and

WHEREAS, by virtue of Employee’s employment with Company, Employee will perform services in a confidential capacity and will acquire knowledge about Company’s valuable confidential and technical information, its trade secrets, customer and patient goodwill and its highly trained workforce, and Company desires reasonable protection of its confidential business and technical information, its trade secrets, customer and patient goodwill and its highly trained workforce.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and of Employee’s at-will employment by Company, the compensation and benefits to be received by Employee from Company, and the access to be given Employee to Company’s Confidential and Proprietary Information as defined below, all of which Employee acknowledges are good and valuable consideration for Employee entering into this Agreement and for the restrictions imposed in Employee’s current and post-employment activities under this Agreement, Employee and Company agree as follows:

1. Employment.

1.01 Position. As of November 14, 2022 (the “Effective Date”), Company hereby employs Employee in the position of Chief Medical Officer, initially reporting to the Chief Executive Officer, with such specific duties, responsibilities, and powers as Company may from time to time prescribe. Employee’s duties may change from time to time based on the needs and growth of Company.

1/13

1.02 Best Efforts. Employee shall at all times while employed by Company devote Employee’s full business time, energy, attention, skills, and best efforts to the performance of duties assigned to Employee by Company and to promote and advance the best interests of Company and its Affiliates. Employee further covenants and agrees that Employee will not, directly, or indirectly, engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of Company or its Affiliates. Employee may participate in reasonable activities for charitable organizations, professional entities including medical industry advisory boards and other company advisory boards, or personal financial affairs provided they do not unreasonably interfere with the performance of Employee’s required duties. For purposes of this Agreement “Affiliate” means an individual, firm, partnership, association, corporation, company, limited liability company, trust, business trust, governmental authority, or other entity (“Person”) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

1.03 Full-Time Employee. Employee’s position requires a full-time commitment with a minimum forty (40) hours each work week, five (5) days per week, with the exception of paid time off, but acknowledging that the actual workload is expected to be significantly more than this weekly minimum and comparable to that of an employee of Employee’s position, duties, and compensation. If Employee is working at least forty (40) hours each work week, five (5) days per week, and is also fulfilling the requirements of the position and is in compliance with all of Employee’s obligations to Company, including those under this Agreement, Employee shall be considered a “Full-Time Employee” for purposes of this Agreement.

1.04 At-Will Employment. Employee understands and agrees that employment with Company is at-will and is not guaranteed for any specified duration. Employee acknowledges and agrees that Employee’s employment may be terminated by Company or Employee at any time, with or without cause or good reason, with or without notice, and for any reason or no reason.

2. Compensation and Benefits. Employee shall receive the following compensation and benefits:

2.01 Base Salary Compensation. Company shall pay Employee a base salary for services rendered (“Base Salary”) at the annual rate of Three Hundred Thousand Dollars ($300,00.00), paid bi-weekly or in accordance with Company’s normal payroll practices. Employee’s base salary shall be subject to periodic review by Company.

2.02 Benefits. Employee shall be entitled to participate in Company’s employee benefit programs (including paid time off) in accordance with the terms of such plans and programs as in effect from time to time.

2.03 Incentive Compensation. Employee shall be eligible to receive cash incentive compensation as solely determined by Company, the Board, or the Compensation Committee from time to time. Employee’s initial target annual incentive compensation shall be Thirty-Five (35%) percent of Employee’s Base Salary (the “Target Bonus”), subject to the terms of any applicable incentive compensation plan or policy that may be in effect from time to time. If your employment commences on or before October 1, 2022, then you will be eligible to participate in the 2022 Cash Incentive Bonus Plan. If your employment commences after October 1, 2022, then you will be eligible to participate in the 2023 Cash Incentive Bonus Plan. The payment (or nonpayment) and amount of any incentive compensation will be based on personal areas of responsibility and overall, Company performance against agreed upon objectives. Except as otherwise provided herein, to earn and receive incentive compensation, Employee must be actively employed full-time by Company, in good standing with Company, and not have provided notice of resignation, on the day such incentive compensation is paid. Any incentive compensation for the year in which Employee’s employment with Company commences will be prorated based on the Effective Date.

2/13

2.04 Initial Option. Subject to the approval of the Board, on or after the Effective Date, Employee shall be granted a stock option to purchase 16,000 shares of Class B Common Stock at a per share exercise price equal to the then-current fair market value in accordance with Company’s equity incentive plan (the “Initial Option”). The Initial Option shall commence vesting on the Effective Date and shall vest over four years, with 25 percent of the Option vesting on the one-year anniversary of the Effective Date and the remaining shares vesting in 36 equal monthly installments following the one-year anniversary of the Effective Date, subject to Employee’s continued service with Company on each such vesting date. The Option shall be subject to the terms of and contingent upon Employee’s execution of a stock option agreement issued pursuant to Company’s equity incentive plan (together, the “Equity Documents”). In the event of any inconsistency between this Paragraph 2.04 and the Equity Documents, the Equity Documents shall govern.

2.05 Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing services hereunder in accordance with the policies and procedures then in effect and established by Company.

3. Termination. Employee’s employment hereunder may be terminated as follows:

3.01 Death. Employee’s employment hereunder shall terminate upon death.

3.02 Disability. Company may terminate Employee’s employment if Employee is disabled and unable to perform the essential functions of Employee’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period Employee is disabled so as to be unable to perform the essential functions of Employee’s then existing position or positions with or without reasonable accommodation, Employee may, and at the request of Company shall, submit to Company a certification in reasonable detail by a physician selected by Company to whom Employee or Employee’s guardian has no reasonable objection as to whether Employee is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Employee shall fail to submit such certification, Company’s determination of such issue shall be binding on Employee. Nothing in this Paragraph shall be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

4. Employee’s Representations and Duties.

4.01 Company. As used in this Agreement, “Company” includes Beta Bionics, Inc., and its Affiliates.

4.02 No Conflicts. Employee represents and warrants to Company that Employee is not currently subject to any non-competition, confidentiality, or any other type of agreement or other obligation with any third party (including, but not limited to, any former employer) that would prohibit Employee from accepting this position with Company, conflict with Employee’s obligations under this Agreement, or in any way restrict or impair Employee’s ability to perform the full scope of duties and responsibilities Employee is expected to perform for Company.

3/13

4.03 Compliance with Company Policies. Employee shall, at all times, comply with all policies, rules, and procedures of Company, which include, but are not limited to, Company’s Code of Conduct, non-discrimination and non-harassment policies, confidentiality and loyalty to Company, and Company’s employee handbook. By Employee’s signature below, Employee acknowledges Employee has agreed to abide by each of the foregoing Company policies and other policies in effect from time to time.

4.04 Duty of Loyalty. In all aspects of Employee’s employment with Company, Employee shall act in the utmost good faith, deal fairly with Company, and fully disclose to Company all information Company might reasonably consider to be important or relevant to Company’s business. Employee further agrees that during employment by Company, Employee shall not engage in any conduct that might result in, or create the appearance of, using Employee’s position for Employee’s private gain, or otherwise create a conflict of interest, or the appearance of a conflict of interest, with Company. Such prohibited conduct includes, but is not limited to, having an undisclosed financial interest in any vendor or supplier of Company, accepting payments of any kind or gifts other than of a nominal value from vendors, customers, or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with Company, and which creates a conflict of interest. While employed at Company, Employee shall not establish, operate, participate in, advise, or assist to establish in any manner whatsoever any business that could, or would, be in competition with Company’s business, and Employee shall not take any preliminary or preparatory steps toward establishing or operating such a business.

5. Nondisclosure of Confidential and Proprietary Information

5.01 Definition of Confidential and Proprietary Information. “Confidential and Proprietary Information” means any and all information, whether oral, written or committed to Employee’s memory that is not generally known by persons not employed by, or parties to contracts with, Company, whether prepared by Company or Employee, including but not limited to:

(a) Inventions, designs, discoveries, works of authorship, experimental processes, experimental results, improvements, or ideas, whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, or compositions developed or otherwise possessed by Company;

(b) the subject matter of Company’s patents, design patents, unpublished patent applications, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, and other intellectual property to the extent that such information is unavailable to the public;

(c) Company’s information, knowledge, or data concerning its financial data, including financial statements and projections, pricing and bidding information, costs, sales, budgets, and profits; business plans such as products and services under development, clinical trials, proposals, presentations potential acquisitions under consideration, and marketing strategies; manufacturing processes; organizational structures, such as names of employees, consultants and their positions and compensation schedules; customer information such as surveys, customer lists, lists of prospective customers, customer research, customer meetings, customer account records, sales records, training and servicing materials, programs, techniques, sales, and contracts; supplier and vendor information including lists and contracts; relational data models; Company manuals and policies, computer programs, software, disks, source code, systems architecture, blue prints, flow charts, and licensing agreements; and/or

4/13

(d) any document marked “Confidential” or any information that Employee has been told is “Confidential” or that Employee might reasonably expect Company would regard as “Confidential,” or any information that has been given Company in confidence by customers, suppliers, or other persons.

5.02 Confidentiality Obligations. Employee agrees to hold all Confidential and Proprietary Information in the strictest confidence both during Employee’s employment relationship with Company and after Employee’s employment relationship with Company is voluntarily or involuntarily terminated for any reason. To this end, Employee shall:

(a) not make, or permit or cause to be made, copies of any Confidential and Proprietary Information, except as necessary to carry out Employee’s duties as prescribed by Company;

(b) not disclose or reveal any Confidential and Proprietary Information, or any portion thereof, to any person or company who is not under a legal or contractual obligation to Company to hold such information confidential;

(c) take all reasonable precautions to prevent the inadvertent disclosure of any Confidential and Proprietary Information to any unauthorized person;

(d) acknowledge Company is the owner of all Confidential and Proprietary Information and agree not to contest any such ownership rights of Company, either during or after Employee’s employment with Company; and

(e) upon termination of employment with Company or upon request by Company, deliver promptly to Company all Confidential and Proprietary Information and all Company documents and property, whether confidential or not, including without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, programs, databases, emails, text messages, passcodes, passwords, and other documents or materials, whether in hard copy, electronic or other form, including copies thereof, whether prepared by Employee or Company, and all equipment furnished to Employee in the course of or incident to employment, including any laptop computer and all data contained on such computer.

5.03 Covenant to Deliver Records. All emails, texts, memoranda, notes, records, discs and other documents and information (whether in tangible or electronic form) made or compiled by, or disclosed to, Employee during Employee’s employment with Company shall be and remain Company’s property and shall be delivered to Company immediately upon the termination of Employee’s employment, or at any other time upon request by Company.

5.04 Defend Trade Secrets Act Limitation. Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order.

5/13

6. Restrictive Covenants.

6.01 Employee acknowledges (a) Employee will perform services of a unique nature for Company that are irreplaceable, and Employee’s performance of such services to a competing business will result in irreparable harm to Company; (b) Employee will have access to proprietary and confidential information (including trade secrets) which, if disclosed, would unfairly and inappropriately assist in competition against Company; (c) in the course of Employee’s employment by a competitor, Employee would inevitably use or disclose such confidential information; and (d) Employee will generate goodwill for Company in the course of the Employee’s employment. Accordingly, as a condition of Employee’s commencement of employment with Company and Employee’s receipt of the compensation and benefits provided in this Agreement, Employee agrees to the following restrictions to protect Company from unfair competition relating to the use of confidential information and goodwill.

6.02 Non-competition. During Employee’s employment with Company, Employee will not be directly or indirectly employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), render services to, or have any ownership interest in, any Restricted Competitor. For purposes of this Paragraph 6, “Restricted Competitor” shall mean the entities identified on Exhibit A attached hereto. The foregoing restriction shall extend internationally to those countries, states (and state equivalents), and cities (and city equivalents) in which Company marketed its services during the last two years of Employee’s employment (or such shorter period of time as Employee is employed) (“Restricted Area”). Notwithstanding the foregoing, nothing herein shall prohibit Employee from being a passive owner of not more than one percent (1%) of the equity securities of a Restricted Competitor, so long as Employee has no active participation in the business of such Restricted Competitor. This Agreement is also not intended to prohibit employment with a non-competitive independently operated subsidiary, division, or unit of a family of companies that includes a Restricted Competitor, so long as the employing independently operated subsidiary, division or unit is truly independent and non-competitive (i.e., not engaged in whole or in part in the development or manufacturing of insulin pumps for persons with diabetes, or the development of algorithms used in the operation of such pumps) and Employee’s services to it do not otherwise violate this Agreement.

6.03 Recruiting of Company Employees. Employee hereby agrees that, during Employee’s employment by Company and for a period of one (1) year following the termination or separation from employment with Company for any reason, voluntary or involuntary, Employee shall not, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner or otherwise, engage in or assist others to employ or attempt to employ or assist anyone else to employ any employees of Company, without the prior written consent of the Company.

6.04 Reformation. The covenants set forth in this Paragraph 6 will be construed as a series of separate covenants covering their subject matter in each of the separate geographical areas in the Restricted Area, and, except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant set forth above in this Paragraph 6. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration, scope or geographic area or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. If, at the time of enforcement of any of the provisions of this Paragraph 6, a court of competent jurisdiction holds that the restrictions stated in this Paragraph 6 are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or geographical area to the extent permitted by applicable law.

6/13

6.05 Tolling. In the event of any violation of the provisions of this Agreement, Employee acknowledges and agrees that the post-termination restrictions contained herein shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6.06 Disclosure of Obligations. During the restrictive period set forth in this Paragraph 6, Employee will inform any new employer, prospective employer or business entity Employee may be providing services to, prior to accepting employment or providing such service, of the existence of this Agreement and provide such employer or business entity with a copy of this Agreement.

6.07 Consideration and Acknowledgement of Reasonableness. Employee acknowledges and agrees Employee has received consideration in exchange for signing this Agreement. Employee acknowledges and agrees the restrictions contained in this Paragraph 6 are reasonable as to time, area and persons, and are necessary to protect the legitimate business interests of Company and to avoid disruption of Company’s business. Employee acknowledges and agrees the restrictions do not impose undue hardship on Employee or operate as a bar to Employee’s sole means of support.

7. Inventions.

7.01 Definition of Inventions. “Inventions” means any inventions, discoveries, improvements, and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored, or conceived by Employee, whether by Employee’s individual efforts or in connection with the efforts of others, and that either (i) relate in any way to Company’s business, products, or processes, past, present, anticipated, or under development; or (ii) result in any way from Employee’s employment by Company; or (iii) use Company’s equipment, supplies, facilities, or Confidential and Proprietary Information.

7.02 Assignment of Inventions. During the course of Employee’s employment and for a period of one (1) year thereafter, Employee shall promptly and fully disclose to Company, and will hold in trust for Company’s sole right and benefit, any Invention that Employee makes, conceives, or reduces to practice, or causes to made, conceived, or reduced to practice, either alone or in conjunction with others, whether made during the working hours of Company or on Employee’s own time. Employee shall: (i) assign, and hereby assigns, to Company all of Employee’s right, title, and interest in and to all such Inventions, any applications for patents, copyrights, or any other registration of intellectual property in any country covering or relating to any such Invention and any patents, copyrights, or other intellectual property registration granted to Employee or Company; (ii) acknowledge and deliver promptly to Company any written instruments and perform any other acts necessary in Company’s opinion to preserve property rights in any Invention against forfeiture, abandonment, or loss, to obtain and maintain letters patent and/or copyrights or other registration of any intellectual property rights on any such Invention, and to vest the entire right and title to such Inventions and related intellectual property in Company. Employee agrees to perform promptly (without charge to Company but at the expense of Company) all such acts as may be necessary in Company’s opinion to preserve all patents and/or copyrights or other intellectual property covering the Inventions and to enable Company to obtain the sole right, title, and interest in all such Inventions, including without limitation the execution of assignments or patent prosecution documentation and appearing as a witness in any action brought in connection with this Agreement.

7/13

7.03 Exclusion. The parties agree, and Employee is hereby notified, that the requirements of this Paragraph 7 do not apply to any invention for which no equipment, supplies, facility, or information of Company was used and which was developed entirely on Employee’s own time, and which (i) does not relate directly to Company’s business or to Company’s actual or demonstrably anticipated research or development; or (ii) does not result from any work Employee performed for Company. Employee represents that, except as disclosed on Exhibit B, as of the date of this Agreement, Employee has no rights under, and will make no claims against Company with respect to, any inventions, discoveries, improvements, ideas, or works of authorship that would be Inventions if made, conceived, authored, or acquired by Employee during the term of this Agreement. All inventions that Employee already has conceived or reduced to practice and that Employee claims to be excluded from the scope of this Agreement are listed on Exhibit B (if none, write “none”).

7.04 Copyrights. Employee acknowledges that any documents, drawings, computer software, or other work of authorship prepared by Employee within the scope of Employee’s employment is a “work made for hire” under U.S. copyright laws and that, accordingly, Company exclusively owns all copyright rights in such works of authorship. For purposes of this Agreement, “scope of employment” means the work of authorship: (i) relates to any subject matter pertaining to Employee’s employment; (ii) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, projects, or Confidential and Proprietary Information of Company; and/or (iii) involves the use of any time, material, or facility of Company.

7.05 Presumption. In the event of any dispute, arbitration or litigation concerning whether an invention, improvement, or discovery made or conceived by Employee is the property of Company, such invention, improvement, or discovery will be presumed the property of Company and Employee will bear the burden of establishing otherwise.

8. Non-Disparagement. Employee agrees Employee will not, directly, or indirectly, speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of Company, or the business or personal reputations of any of its directors, officers, agents, employees, customers, patients, vendors, or suppliers. Employee further agrees Employee will not engage in any other deprecating conduct or communications with respect to Company; provided, however, that nothing in this Agreement shall preclude Employee from providing honest, forthright, and truthful testimony in any court or regulatory action or proceeding.

9. Compliance. The agreements by Company with respect to providing compensation and benefits pursuant to this Agreement are conditioned upon, and in exchange for, Employee’s compliance with the covenants contained in this Agreement, including those in Paragraphs 1 and 4 through 8 hereof. Company’s agreement to make the payments described in the preceding sentence are conditioned upon Employee’s strict compliance with the terms and conditions of this Agreement, but without affecting or diminishing in any way Company’s rights and remedies in the event of noncompliance, including for damages or injunctive relief.

10. Injunctive Relief.

10.01 Existence of Irreparable Harm. Employee acknowledges and agrees that in the event of any breach or threatened breach by Employee of any of the provisions of this Agreement, damages shall be an inadequate remedy and Company will suffer irreparable harm and, as a result, Company shall be entitled to injunctive and other equitable relief such as restraining orders and preliminary or permanent injunctions to specifically enforce the provisions of this Agreement and to protect Company against any breach or threatened breach. If Company is required by applicable law to furnish a bond or other surety as a condition of the entry of an injunction or restraining order, Employee agrees such bond or surety shall be in the minimum amount required by law.

8/13

10.02 Non-Exclusive Remedies. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for Employee’s breach or threatened breach of this Agreement, including the recovery of damages from Employee and an accounting and repayment of all profits, compensation, commissions remuneration or other benefits Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any other rights or remedies to which Company is or may be entitled. In addition to the foregoing, Company will be entitled to collect from Employee any reasonable attorneys’ fees and costs incurred in bringing any action to enforce the terms of this Agreement against Company as well as any attorneys’ fees and costs for the collection of any judgments in favor of Company arising out of this Agreement.

11. Miscellaneous.

11.01 Survival. The provisions of Paragraphs 4 through 10 shall survive any termination of Employee’s employment or this Agreement unless waived or modified in a written instrument signed by both parties.

11.02 Successors and Assigns. The rights and remedies of Company under this Agreement shall inure to the benefit of the successors, assigns and transferees of Company. The obligations of Employee under this Agreement shall be binding on Employee’s heirs, executors, and legal representatives. Employee shall not have the right to assign, transfer or otherwise dispose of Employee’s right, title, and interest in and to any part of this Agreement or to assign the burdens hereof.

11.03 Severability. In the event any one or more of the provisions contained in this Agreement are deemed illegal or unenforceable, such provision (i) shall be construed in a manner to enable it to be enforced to the extent permitted by applicable law; and (ii) shall not affect the validity and enforceability of any legal and enforceable provision of this Agreement

11.04 Construction. It is agreed that the provisions of this Agreement will be regarded as divisible and if any provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or persons or is too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or persons, and/or geographic areas as to which it may be enforceable. Any court with jurisdiction is also authorized to extend the duration of any restriction under Paragraph 6 for the period that any violation of Paragraph 6 exists. All captions and titles are for convenience only and may not be used to interpret or to define the terms of this Agreement.

11.05 Section 409A. This Agreement and the compensation payable hereunder are intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

11.06 Taxes. Company may withhold from any amounts payable under this Agreement such federal, state, and local income and employment taxes as Company shall determine are required to be withheld pursuant to any applicable law or regulation. Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits and other compensation provided to Employee hereunder.

9/13

11.07 Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule.

11.08 Jurisdiction and Venue. Employee and Company consent to the jurisdiction of the courts of the Commonwealth of Massachusetts and/or the United States District Court, District of Massachusetts, for the purpose of resolving all issues of law, equity or fact arising out of or in connection with this Agreement and Employee’s employment with Company. Any action involving claims of a breach of this Agreement or Employee’s employment with Company must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Massachusetts, and hereby waives any defense of lack of personal jurisdiction or inconvenient forum. Venue, for the purpose of all such suits in state court, will be in Suffolk County, Commonwealth of Massachusetts. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11.09 Waiver of Jury Trial. To the maximum extent permitted by law, Employee and Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement or the employment relationship.

11.10 Modification. This Agreement shall not be terminated, modified, or amended except by a written instrument signed by the parties.

11.11 Notices. Any notice delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth on the signature page hereto. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Paragraph.

11.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, whether oral or written, between Employee and Company or its Affiliates with respect to the subject matter hereof

11.13 Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) Employee’s satisfactory completion of reference and background checks, if so, requested by Company, and (ii) Employee’s submission of satisfactory proof of Employee’s legal authorization to work in the United States.

11.14 Right to Consult Counsel. Employee acknowledges Employee has been advised to consult with legal counsel prior to executing this Agreement. Employee further acknowledges Employee received this Agreement at least ten (10) business days prior to the Effective Date.

[Signature page follows]

10/13

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL AND UNDERSTANDS AND AGREES TO ALL THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Beta Bionics, Inc.

By:	/s/ Sean Saint

Sean Saint
Beta Bionics, Inc.
Its Chief Executive Officer

Notice Address:
300 Baker Avenue, Suite 301
Concord, MA 01742

EMPLOYEE

/s/ Steven Russel
Steven Russell, M.D.

Notice Address:
[***]

11/13

EXHIBIT A

[***]

12/13

EXHIBIT B

[***]

13/13